Exhibit 99.1

Roper Industries, Inc.

Contact Information:
Investor Relations
+1 (770) 495-5100
investor-relations@roperind.com

FOR IMMEDIATE RELEASE

Roper Industries Announces Record Fourth Quarter and Full Year Results in 2005

Record Performance in Sales, Profit and Cash Flow;
Company Well-Positioned for 2006

Duluth, Georgia, February 23, 2006 .... Roper Industries, Inc. (NYSE: ROP) reported record sales, profitability and cash flow for the fourth quarter and full year ended December 31, 2005. Fourth quarter net sales were $393 million, operating cash flow was $105 million, net earnings were $50 million, and diluted earnings per share (DEPS) were $0.57. For the full year, net sales were $1.45 billion, operating cash flow was $281 million, net earnings were $153 million, and DEPS were $1.74. Fourth quarter and full year DEPS include $4 million of net earnings benefit from the repatriation of foreign earnings and the non-cash write-off of issuance costs related to the Company’s senior subordinated convertible notes.

“We are pleased to conclude 2005 with continued record-setting performance in the fourth quarter,” said Brian Jellison, Roper’s Chairman, President and CEO. “All of our segments reported growth, leading to a 42% net sales increase over the same quarter last year. This reflects the benefits of our recent acquisitions. Despite unfavorable currency exchange effects that reduced internal sales growth by nearly 4%, we achieved net internal sales growth of 5% or 9% before the currency impact. We leveraged our sales growth into a 170 basis point year-over-year improvement in operating margins, achieving Q4 margins of 20.6%. Our cash flow expanded substantially demonstrating the success of our focus on growth and cash returns.”

Fourth quarter operating cash flow increased 67% over the prior year comparable period and full year operating cash flow grew 71%. 2005 results include record performance in net working capital efficiency, as well as the benefits from utilizing net operating loss carryforwards from recent acquisitions. In the fourth quarter, net working capital was reduced to 13.8% of annualized quarterly sales. Fourth quarter EBITDA grew 77% to $97 million, or 24.8% of sales. The Company reported full year EBITDA of $335 million, 64% higher than the prior year.

“I am pleased that we achieved our business objectives in 2005,” said Mr. Jellison. “We successfully integrated TransCore, acquired in December 2004. We continued our internal growth and cash flow momentum throughout the year. We put our expanding cash flow to work, acquiring three high-quality growth businesses in 2005. At the same time, we made progress towards our long-term objective of achieving investment grade status, reducing our net debt-to-net capital ratio to 40.2% and improving our debt-to-EBITDA ratio to 2.7x. This positions us well as we enter 2006.”

In 2006, Roper expects full year EBITDA of at least $390 million and operating cash flow of at least $280 million. Full year DEPS are expected to be in the range of $1.95-$2.07. Consistent with recent year performance, the Company expects increasing quarterly performance throughout the year, with first quarter DEPS of $0.37-$0.40. 2006 DEPS guidance includes equity compensation expense related to the implementation of SFAS 123R. The Company’s guidance does not include benefits from future acquisitions or the potential dilutive effects resulting from the Company’s convertible notes.

Conference Call to be Held at 10:00 AM (ET) Tomorrow

A conference call to discuss these results has been scheduled for 10:00 AM ET on Friday, February 24, 2006. The call can be accessed via webcast or by dialing (800) 819-9193 (US/Canada) or +1 (913) 981-4911, using access code 3179487. Webcast information and conference call materials will be made available in the “Investor” section of Roper’s website (www.roperind.com) prior to the start of the call. Telephonic replays will be available for up to two weeks by calling +1 (719) 457-0820 and using the access code 3179487.

Table 1: EBITDA (Millions)

	Q4 2004	Q4 2005	2004	2005	2006E

Net Earnings	$25	$50	$94	$153	$180	+
Add: Interest Expense	8	11	29	43	46	+
Add: Income Taxes	11	18	40	67	90	+
Add: Depreciation and Amortization	11	18	41	71	74	+
Rounding	--	--	--	1	--

EBITDA	55	97	204	335	390	+

Table 2: Net Debt-to-Net Capital Ratio (Millions)

Year-End 2005
Total Debt	$894
Less: Cash	(53)

Equals: Net Debt	841
Add: Shareholders' Equity	1,251

Equals: Net Capital	$2,092

Net Debt Divided by Net Capital	40.2%

About Roper Industries

Roper Industries is a diversified industrial growth company with more than $1.4 billion of revenues. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth and profit expectations. Forward looking statements may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. These statements reflect management’s current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies. We also face other general risks, including our ability to realize cost savings from our operating initiatives, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

_________________

Roper Industries, Inc.and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in thousands)

	December 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$53,116	$129,419
Accounts receivable	257,210	242,014
Inventories	131,838	132,282
Deferred taxes	19,153	20,485
Other current assets	36,898	31,960

Total current assets	498,215	556,160

PROPERTY, PLANT AND EQUIPMENT, NET	97,462	97,949

OTHER ASSETS:
Goodwill	1,353,712	1,144,035
Other intangible assets, net	501,365	487,173
Deferred taxes	13,935	34,205
Other assets	45,708	46,882

Total other assets	1,914,720	1,712,295

TOTAL ASSETS	$2,510,397	$2,366,404

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$71,693	$65,801
Accrued liabilities	142,835	145,880
Income taxes payable	7,606	--
Deferred taxes	5,310	5,342
Current portion of long-term debt(1)	273,313	36,527

Total current liabilities	500,757	253,550

NONCURRENT LIABILITIES:
Long-term debt	620,958	855,364
Deferred taxes	116,036	125,984
Other liabilities	21,733	17,420

Total liabilities	1,259,484	1,252,318

STOCKHOLDERS' EQUITY:
Common stock	883	436
Additional paid-in capital	670,322	645,373
Retained earnings	549,603	415,188
Accumulated other comprehensive earnings	52,856	76,249
Treasury stock	(22,751)	(23,160)

Total stockholders' equity	1,250,913	1,114,086

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,510,397	$2,366,404

(1)     At the end of the Company’s third quarter ended September 30, 2005, the Company’s $230 million of senior subordinated convertible notes due in 2034 was required to be classified as current debt. This resulted from the triggering of the conversion feature of the notes due to increases in the trading price of the Company’s stock since the issuance of the notes in December 2003. As previously reported, upon conversion of the notes, if any, the Company would be required to pay cash for the accreted principal value of the notes. The Company does not expect noteholders to exercise their conversion rights within the next 12 months.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
(Amounts in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Net sales	$393,166	$276,549	$1,453,731	$969,764
Cost of sales	194,082	136,528	727,324	484,719

Gross profit	199,084	140,021	726,407	485,045

Selling, general and administrative expenses	118,217	87,819	461,508	313,743

Income from operations	80,867	52,202	264,899	171,302

Interest expense	10,623	7,781	43,394	28,847
Loss on extinguishment of debt	3,932	8,168	3,932	8,168
Other income/(expense)	1,884	(589)	2,994	(571)

Earnings before income taxes	68,196	35,664	220,567	133,716

Income taxes	17,788	10,878	67,392	39,864

Net Earnings	$50,408	$24,786	$153,175	$93,852

Earnings per share:(1)
Basic:	$0.59	$0.32	$1.79	$1.26
Diluted	$0.57	$0.32	$1.74	$1.24

Weighted average common and common equivalent shares outstanding:

Basic	85,851	76,524	85,498	74,440
Diluted	88,824	77,840	87,884	75,664

(1)     Share data adjusted for effect of 2-for-1 stock split effective August 26, 2005.

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Amounts in thousands and percents of net sales)

	Three months ended December 31,				Twelve months ended December 31,
	2005		2004		2005		2004
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Instrumentation	$68,901		$64,144		$232,916		$213,722
Industrial Technology	106,602		101,857		430,037		396,671
Energy Systems & Controls	46,368		45,087		174,674		156,232
Scientific & Industrial Imaging	66,351		50,248		219,530		187,926
RF Technology	104,944		15,213		396,574		15,213

Total	$393,166		$276,549		$1,453,731		$969,764

Gross profit:
Instrumentation	$40,582	58.9%	$37,634	58.7%	$136,161	58.5%	$123,443	57.8%
Industrial Technology	47,084	44.2%	44,693	43.9%	189,469	44.1%	169,064	42.6%
Energy Systems & Controls	26,947	58.1%	23,605	52.4%	95,555	54.7%	81,664	52.3%
Scientific & Industrial Imaging	35,886	54.1%	27,949	55.6%	121,330	55.3%	104,734	55.7%
RF Technology	48,585	46.3%	6,140	40.4%	183,892	46.4%	6,140	40.4%

Total	$199,084	50.6%	$140,021	50.6%	$726,407	50.0%	$485,045	50.0%

Operating profit*:
Instrumentation	$18,315	26.6%	$16,078	25.1%	$52,415	22.5%	$43,141	20.2%
Industrial Technology	24,493	23.0%	22,113	21.7%	96,839	22.5%	81,975	20.7%
Energy Systems & Controls	14,383	31.0%	12,340	27.4%	44,824	25.7%	33,807	21.6%
Scientific & Industrial Imaging	13,304	20.1%	9,721	19.3%	39,448	18.0%	32,369	17.2%
RF Technology	18,505	17.6%	(20)	n/m	58,546	14.8%	(20)	n/m

Total	$89,000	22.6%	$60,232	21.8%	$292,072	20.1%	$191,272	19.7%

Net Orders:
Instrumentation	$68,441		$62,979		$236,121		$215,821
Industrial Technology	107,652		95,303		440,908		386,488
Energy Systems & Controls	56,774		56,888		178,393		170,459
Scientific & Industrial Imaging	68,483		48,991		230,434		182,887
RF Technology	90,520		15,213		408,825		15,213

Total	$391,870		$279,374		$1,494,681		$970,868

        * Operating profit is before unallocated corporate general and administrative expenses. Such expenses were $8,133 and $8,030 for the three months ended December 31, 2005 and 2004, respectively, and $27,173 and $19,970 for the twelve months ended December 31, 2005 and 2004, respectively.

Roper Industries, Inc.and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in thousands)

	Twelve months ended December 31,
	2005	2004
Net earnings	$153,175	$93,852
Depreciation	28,413	18,260
Amortization	42,906	23,127
Other, net	56,807	29,586

Cash provided by operating activities	281,301	164,825

Business acquisitions, net of cash acquired	(329,934)	(641,147)
Capital expenditures	(24,762)	(12,141)
Other, net	(1,174)	(5,111)

Cash used by investing activities	(355,870)	(658,399)

Debt borrowings, net	7,848	223,368
Issuance of common stock	--	322,783
Dividends	(18,151)	(14,201)
Other, net	15,686	16,422

Cash provided by financing activities	5,383	548,372

Effect of exchange rate changes on cash	(7,117)	4,387

Net increase in cash and equivalents	(76,303)	59,185

Cash and equivalents, beginning of period	129,419	70,234

Cash and equivalents, end of period	$53,116	$129,419